Exhibit 99.(p)(8)

Jacobs Levy Equity Management, Inc.

Code of Ethics

INTRODUCTION

I.	General

Jacobs Levy Equity Management, Inc. (“Jacobs Levy”) has adopted this Code of Ethics (the “Code”) for the purpose of establishing the standards of conduct and rules for staff regarding conflicts of interest, personal investing and other activities, and compliance with applicable law. The guidelines below are designed to prevent or manage circumstances that may lead to, or give the appearance of, conflicts of interest, abusive trading, or unethical business conduct and to ensure that high ethical standards are maintained by Jacobs Levy and its staff.

As a registered investment adviser and a fiduciary, Jacobs Levy owes an undivided duty of loyalty to the investment companies and other clients for which Jacobs Levy serves as investment manager, adviser, or sub-adviser. Jacobs Levy insists on strict adherence to fiduciary standards and compliance with all applicable federal and state securities laws. Adherence to this Code is a fundamental condition of employment with Jacobs Levy.

II.	Definitions

“CCO” means the Chief Compliance Officer of Jacobs Levy1.

“Client” means any person or entity for which Jacobs Levy serves as investment manager, adviser, or sub-adviser.

“Supervised Person” refers to a person who is a shareholder, officer, or employee of Jacobs Levy and includes any other person who provides investment advice on behalf of Jacobs Levy and is subject to Jacobs Levy’s supervision and control.

III.	Compliance Certification

Supervised Persons are required to certify at least annually that they: (i) have received, read, and understand the Code and recognize that they are subject to it, (ii) have complied with all the requirements of the Code during the calendar year, (iii) have reported or, if applicable, obtained approval for all personal securities transactions, gifts and business entertainment, and political contributions and activities pursuant to the requirements of this Code, and (iv) are not subject to certain disciplinary matters. New Supervised Persons will be required to certify they have received, read, and understand this Code upon commencement of employment with Jacobs Levy.

IV.	Reporting Violations of the Code and Statement and Sanctions

●	Supervised Persons subject to this Code who fail to comply with any of the policies or procedures described herein may also be violating the federal securities laws or other federal and state laws.

●	Any violation or suspected violation of this Code should be reported immediately to the CCO. Any Supervised Person reporting a suspected violation by another person in good faith will not be subject to reprisals for such reporting.

●	Upon determining that a violation has occurred, Jacobs Levy may impose on the relevant Supervised Person such sanctions as it deems appropriate, including, among other things, fines, censure, suspension, or termination of service.

1 References to CCO in this Policy will mean the CCO or a designee of the CCO.

STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

Jacobs Levy recognizes and respects its staff’s right to privacy concerning personal affairs. However, to ensure that we fulfill our legal and fiduciary obligations, Jacobs Levy requires Supervised Persons to (i) provide full and timely disclosure of any situation that could result in a conflict of interest or even the appearance of a conflict and (ii) comply with the restrictions and procedures set out in this Code.

Business Standards

To reinforce our commitment to high ethical standards, we have adopted the business conduct standards described below.

●	Supervised Persons must treat Clients fairly and act in good faith. This means, among other things, that Supervised Persons must never:

●	Defraud a Client in any manner;

●	Mislead a Client, including by making a statement that omits material facts;

●	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a Client; or

●	Engage in any manipulative practice with respect to a Client or the securities markets, including price manipulation and rumor mongering.

●	Each Supervised Person must comply with all applicable federal and state securities laws.

●	If a relationship, arrangement, or interest arises which would put a Supervised Person in a position where he or she might be induced to act in a manner that is not in the best interest of a Jacobs Levy Client, the Supervised Person should disclose the nature of the conflict of interest to the CCO.

●	Supervised Persons must retain suppliers and vendors on behalf of Jacobs Levy and Clients based on quality, reliability, price, service, and other appropriate advantages.

●	Supervised Persons must not bribe, provide a “kickback” or similar remuneration, or consideration of any kind to any individual or organization or to any intermediaries such as agents, attorneys, or other consultants, for the purpose of influencing such individual or organization in obtaining or retaining business for, or directing business to, Jacobs Levy.

●	Supervised Persons must not improperly use the Jacobs Levy name, misrepresent their roles or positions at Jacobs Levy, or otherwise exploit the Jacobs Levy name or their relationship with Jacobs Levy for personal benefit.

Outside Activities

Supervised Persons are not permitted to serve on any board of directors or as trustees or in any other management or advisory capacity of any not-for-profit organization in the financial industry or any private or public for-profit company, in each case without prior written authorization from the CCO based upon a determination that such service would not be inconsistent with applicable law, the interests of any Client, or their responsibilities at Jacobs Levy. Supervised Persons are not required to obtain prior approval to serve in any capacity for a charitable or other not-for-profit organization unless (a) approval is specifically required under this policy or another firm policy or (b) such capacity involves advising on or making investment decisions with respect to securities that are subject to the firm’s Policy and Procedures Regarding Personal Investments set out in the next section of this Code. See also the Jacobs Levy Employment Handbook, Section 207. Best Efforts and Conflicting Business Activities Policy.

Adopted: March 2006

Revised: December 2011; January 2016

STATEMENT OF POLICY AND PROCEDURES
REGARDING PERSONAL INVESTMENTS

I.	Purposes

(a)	This Statement of Policy and Procedures Regarding Personal Investments (the “Personal Investments Policy”) is an important part of our Code and is intended to comply with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Company Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). These Rules require Jacobs Levy to adopt a code of ethics containing provisions reasonably necessary to prevent staff from engaging in certain conduct. Among other things, the Rules impose certain reporting and pre-clearance requirements regarding personal securities transactions by Supervised Persons. Jacobs Levy understands that each registered investment company that it sub-advises has adopted a code of ethics with respect to certain specified individuals of the investment companies. This Code and Statement is also intended to comply with the provisions of Rule 204-2 under the Advisers Act, which requires Jacobs Levy to maintain records of securities transactions in which certain of its personnel have any Beneficial Ownership.

(b)	This Personal Investments Policy is intended to ensure that the personal securities transactions of our Supervised Persons are conducted in accordance with the following principles:

(i)	A duty at all times to place first the interests of Clients;

(ii)	The requirement that all personal securities transactions be conducted consistent with this Personal Investments Policy and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s responsibility and position of trust; and

(iii)	The fundamental standard that Jacobs Levy personnel not take inappropriate advantage of their positions.

(c)	In addition to the specific prohibitions on certain personal securities transactions as set forth below, all Supervised Persons are prohibited, in connection with the purchase or sale, directly or indirectly, by such persons of a security held or to be acquired by a Client, from:

(i)	Employing any device, scheme or artifice to defraud any Client;

(ii)	Engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client;

(iii)	Engaging in any manipulative practice with respect to any Client; or

(iv)	Revealing to any other person (except in the normal course of his or her duties on behalf of a Client) any information regarding securities transactions by any Client or the consideration by any Client or Jacobs Levy of any such securities transactions.

II.	Definitions

The following definitions apply to this Personal Investments Policy in addition to the definitions contained elsewhere in this Code.

(a)	“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended, and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. Note, a Supervised Person may beneficially own securities that are in the name of another person by virtue of his or her relationship with such other person or through an arrangement whereby he or she has a right to obtain title to the securities now or in the future. (See Personal Account definition in section Il(e) below.)

(b)	“Covered Security” means a common stock, preferred stock, bond, or other security as defined in Section 2(a)(36) of the Company Act, and any derivative thereof, commodities, options or forward contracts.

The term Covered Securities does not include the following: (i) shares of open-end investment companies registered under the Company Act (i.e., mutual funds) that are not exchange-traded funds (ETFs) or Reportable Funds (as defined in section ll(g) below); (ii) direct obligations of the Government of the United States; (iii) bankers’ acceptances; (iv) bank certificates of deposit; (v) commercial paper; (vi) high quality short-term debt instruments, including repurchase agreements; and (vii) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds.

(c)	“House Accounts” refer to any internal partnerships, limited liability companies, series of limited liability companies, or separate accounts managed by Jacobs Levy, which are traded and allocated in accordance with the same policies and procedures that apply to Client accounts.

(d)	“Approved Managed Account” refers to a Personal Account (as defined in section ll(e) below) with respect to which the Supervised Person (or account owner, if not the Supervised Person) has granted full investment discretion to a broker-dealer, investment manager or adviser, trust company or trustee, or bank and the Supervised Person (and the owner of the account, if not the Supervised Person) has no influence or control over the investment decisions being made for the account, including no ability to influence future specific transactions for the account.

(e)	“Personal Account”, except as set forth below, refers to any brokerage or investment account in which a Supervised Person has any Beneficial Ownership.

Common examples of Personal Accounts include brokerage or investment accounts maintained by or for:

(i)	The Supervised Person;

(ii)	The Supervised Person’s spouse (other than a legally separated or divorced spouse) or minor children;

(iii)

Any immediate family member of the Supervised Person who lives in his or her household. For purposes of this provision, the account of an adult child (above the age of 18) of a Supervised Person who lives in the Supervised Person’s household temporarily from time to time and for whom the Supervised Person does not provide primary financial support and whose financial affairs the

Supervised Person does not control shall not be deemed a Personal Account of the Supervised Person, provided that the Supervised Person has no other financial or pecuniary interest in the account; and

(iv)	Any person to whom the Supervised Person provides primary financial support, and (i) whose financial affairs the Supervised Person controls or (ii) for whom the Supervised Person provides discretionary investment advisory services.

Personal Accounts also include:

(i)	An investment vehicle (such as a private investment fund) in which the Supervised Person or a person enumerated above has a pecuniary interest;

(ii)	An investment account of an entity over which the Supervised Person or a person enumerated above exercises direct or indirect control or influence (such as a trust or estate of which the Supervised Person or a person enumerated above serves as Trustee); and

(iii)	A trust, estate, or other account in which the Supervised Person has a present or future interest in the income or principal.

For purposes of this Personal Investments Policy, “Personal Account” does not include the House Accounts.

(f)	“Purchase or Sale of a Covered Security” includes, among other things, buying, selling, or writing an option to purchase or sell a Covered Security, selling a Covered Security short or covering a short position in a Covered Security, and trading of any other derivative of a Covered Security.

(g)	“Reportable Funds” means any open-end investment company registered under the Company Act (i.e., mutual fund) for which Jacobs Levy serves as investment adviser or sub-adviser or whose investment adviser, sub-adviser, or principal underwriter controls Jacobs Levy, is controlled by Jacobs Levy, or is under common control with Jacobs Levy.

III.	Purchases and Sales of Covered Securities

It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for a Personal Account is not subject to a restriction contained in this Personal Investments Policy or otherwise prohibited by any applicable laws.

The Purchase or Sale of a Covered Security for Personal Accounts may be effected only in accordance with the following provisions.

(a)	Pre-Clearance is Required. Supervised Persons are required to obtain the prior written approval of the CCO or designee in connection with the Purchase or Sale of a Covered Security, directly or indirectly, in which the Supervised Person has, or after such transaction would have, any Beneficial Ownership (i.e., a transaction for a Personal Account).

For the avoidance of doubt, initial public offerings (IPOs), privately-placed securities (such as an investment in a private company or private investment fund), and exchange-traded funds (ETFs) are required to be pre-cleared under this paragraph.

(b)	Process for Pre-Clearance Request. A request for pre-clearance must be made in writing in advance of the contemplated transaction. Supervised Persons are required to use the current Pre-Clearance Form, in substantially the form shown in Attachment A. Any approval given under this paragraph will remain in effect until the close of trading on the principal market on which the applicable Covered Security is traded on the date of approval (i.e., the trade must be executed on the same trading day approval is granted).

In making a determination as to whether to approve a transaction, the CCO or designee (having no personal interest in the subject transaction) may approve the transaction if the CCO or designee concludes that the transaction is not likely to have any adverse economic impact on a Client or on its ability to purchase or sell Covered Securities of the same class or other Covered Securities of the issuer involved. When considering a pre-clearance request for an IPO or private placement, the CCO or designee will also consider whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to the individual by virtue of his or her position with Jacobs Levy.

(c)	Restriction on the Use of Jacobs Levy Broker. Supervised Persons are generally prohibited from executing or causing the execution of an investment transaction in a Personal Account with the same individual employee at a broker-dealer firm with whom Jacobs Levy executes trades for Client accounts.

(d)	Insider Trading. As a reminder, Supervised Persons are prohibited from engaging in any activity that is prohibited under the Jacobs Levy Insider Trading Policy. Under the Insider Trading Policy, Supervised Persons are, among other things, prohibited from trading in an issuer for themselves or others while in possession of material, non-public information related to that issuer or encouraging others to do so or trading in a security or instrument in advance of, or based upon knowledge of, a proprietary or Client trade order, or planned order.

IV.	Exempted Transactions

The requirements of Section III of this Personal Investments Policy do not apply to the:

(a)	Purchase or Sale of Covered Securities with respect to which a Supervised Person has (or by reason of such transaction would have) no Beneficial Ownership;

(b)	Purchase or Sale of Covered Securities that are non-volitional on the part of either a Supervised Person (including a corporate action, such as a spin-off, that accrues to all holders of the applicable security) or are pursuant to an Employee Stock Option Plan (ESOP) or automatic dividend reinvestment plan;

(c)	Purchase effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer’s securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; or

(d)	Purchase or Sale of Covered Securities effected for an Approved Managed Account.

The CCO has the authority to exempt any Supervised Person or transaction from any or all of the provisions of this Personal Investments Policy if the CCO determines that such exemption would not be harmful to Clients and would be consistent with applicable law and regulations; provided that only another Compliance Officer may exempt the CCO under this paragraph. The CCO (or other Compliance Officer, if applicable) will keep a record of any exemption granted under this paragraph, describing the circumstances and reasons for the exemption.

V.	Reporting Requirements

Each Supervised Person must report to the CCO information (described below) with respect to holdings and transactions in Covered Securities in which the Supervised Person has, or by reason of a transaction acquires, any direct or indirect Beneficial Ownership (i.e., holdings and transactions in a Personal Account). The reporting requirements described in this section do not apply to Approved Managed Accounts or any account that has been granted a specific exception by the CCO. Supervised Persons are required to use the standard Jacobs Levy forms to report the information required under this section, unless an exception is granted.

(a)	Initial Holding Reports. No later than ten (10) days after a Supervised Person becomes subject to this Personal Investments Policy, he or she must report the following information (which information must be current as of a date no more than thirty (30) days before the report is submitted):

(i)	the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Supervised Person has any direct or indirect Beneficial Ownership (i.e., holdings in all Personal Accounts);

(ii)	the name of any broker, dealer, bank, or financial institution with whom the Supervised Person maintains an account in which any securities were held for the Supervised Person’s direct or indirect benefit; and

(iii)	the date that the report is submitted.

(b)	Quarterly Transaction Reports. No later than ten (10) business days after the end of a calendar quarter (or other date specified by the CCO), each Supervised Person must report the following information:

(i)	with respect to any transaction during the quarter in a Covered Security (whether or not publicly traded) in which the Supervised Person has, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership (i.e., transactions in Personal Accounts):

(1)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	the price of the Covered Security at which the transaction was effected;

(4)	the name of the broker, dealer, bank, or financial institution with or through which the transaction was effected; and

(5)	the date that the report is submitted.

(ii)	with respect to any account established by the Supervised Person in which any securities (whether or not publicly traded) were held during the quarter for the Supervised Person’s direct or indirect benefit (i.e., any new Personal Account):

(1)	the name of the broker, dealer, bank, or financial institution with whom the account was established;

(2)	the date the account was established; and

(3)	the date that the report is submitted.

(c)	Annual Holdings Reports. Annually, by February 1 of each year, all Supervised Persons must report the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

(i)	the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Supervised Person had any direct or indirect Beneficial Ownership (i.e., securities holdings in Personal Accounts);

(ii)	the name of any broker, dealer, bank, or financial institution with whom the Supervised Person maintains an account in which any securities are held for his or her direct or indirect benefit; and

(iii)	the date that the report is submitted.

(d)	Alternative Reporting. Supervised Persons may submit, or the CCO may require the submission of, duplicate broker trade confirmations and account statements to satisfy the quarterly reporting requirements of section V(b) above so long as (i) the confirmation or statement includes the information set forth in section V(b) and (ii) the CCO receives the confirmation or statement no later than ten (10) business days (or such other date designated by the CCO) after the end of the applicable calendar quarter.

Supervised Persons are responsible for separately reporting transactions that are not held in a traditional account and do not appear on brokerage statements. Such transactions are most commonly transactions in private placements that are not executed through or held in an account with a broker-dealer (such as an interest in a private company or a private investment fund).

(e)	Report Qualification. Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Covered Securities to which the report relates.

(f)	Certifications; Additional Information. The CCO may request certifications and documentation from Supervised Persons or third parties to support the information reported by Supervised Persons in accordance with this Personal Investments Policy or for purposes of compliance testing. This may include the requirement for a Supervised Persons to submit a holdings or transaction report related to his or her Approved Managed Account(s).

VI.	Chief Compliance Officer

(a)	Duties of CCO. The CCO will:

(i)	review all securities transactions and holdings and transactions reports and maintain the names of persons responsible for reviewing these reports;

(ii)	identify all persons subject to this Personal Investments Policy who are required to make these reports and promptly inform each person of the requirements of this Policy;

(iii)	maintain a signed acknowledgement by each person who is then subject to this Personal Investments Policy; and

(iv)	inform Supervised Persons of their requirements to obtain prior written approval from the CCO as provided in this Personal Investments Policy.

(b)	Required Records. The CCO will maintain and cause to be maintained:

(i)	a copy of any code of ethics adopted by Jacobs Levy which has been in effect during the previous five (5) years in an easily accessible place;

(ii)	a record of any violation of any code of ethics and of any actions taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

(iii)	a copy of each report and certifications made by any Supervised Person as required by this Personal Investments Policy for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

(iv)	a list of all persons who are, or within the past five (5) years have been, required to make reports, or who were responsible for reviewing these reports pursuant to any code of ethics adopted by Jacobs Levy in an easily accessible place;

(v)	a record of any requests for pre-clearance and the approvals for at least five (5) years after the end of the fiscal year in which the approval is granted.

(c)	Submissions to a Reportable Fund’s Board. The CCO will annually prepare a written report to each Reportable Fund that:

(i)	describes any issues under this Personal Investments Policy or its procedures since the last report to the Reportable Fund, including, but not limited to, information about material violations of the Policy or procedures and sanctions imposed in response to the material violations; and

(ii)	certifies that Jacobs Levy has adopted procedures reasonably necessary to prevent its Supervised Persons from violating this Personal Investments Policy.

Adopted: March 2006

Revised: December 2011; January 2016

GIFTS AND BUSINESS ENTERTAINMENT POLICY

I.	Gifts and Business Entertainment Policy.

In order to address conflicts of interest that may arise when a staff member accepts or gives a gift, favor, special accommodation, or other items of value, Jacobs Levy places restrictions on gifts and business entertainment. As a general matter, gifts and business entertainment must be reasonable in cost and frequency, appropriate as to time and place, not influence the recipient, and not be intended as a bribe, kickback, or payoff. Below are specific restrictions and procedures that staff are required to follow when giving or receiving gifts and business entertainment in the course of their duties at the firm.

The policies and procedures described below do not apply to anything given or received to or from a person with whom the staff member has a bona fide personal or social relationship and is provided in connection with that relationship. Note, a staff member is obligated to disclose to the CCO or a Principal if he or she has a bona fide personal or social relationship with a vendor/service provider or a representative of a vendor/service provider if the staff member is responsible for the relationship with the vendor/service provider.

II.	Definitions

(a)	“Business Entertainment” refers to business gratuities or entertainment, such as meals, refreshments, sporting events, concerts, etc., at which the person providing the gratuity or entertainment is present. Note that if the person providing the gratuity or entertainment is not present, then it is considered a Gift (and the Gift procedures apply) rather than Business Entertainment.

(b)	“Gifts” include, but are not limited to, candy, wine, fruit baskets, flowers, event tickets, services, and other items of value.

(c)	“G&E” refers generally to Gifts and Business Entertainment covered under this Policy.

III.	Procedures for Receiving or Giving Gifts

(a)	Receiving a Gift of $100 or More Requires Prior Approval. Supervised Persons are not permitted to accept from any person or entity that does business with or is seeking to do business with or on behalf of Jacobs Levy any Gift that alone, or when aggregated with all other G&E received by the Supervised Person from the same person or entity in the same calendar year, has an estimated value of $100 or more, without the written approval of the CCO.

(b)	Giving a Gift (Other Than to a Governmental Official) of $100 or More Requires Prior Approval. Supervised Persons are not permitted to give or offer any Gift of $100 or more, individually or in the aggregate in any calendar year, to an existing or prospective Client or any entity that does business with or is seeking to do business with or on behalf of Jacobs Levy, without the prior written approval of the CCO.

(c)	Giving a Gift to a “Governmental Official” Requires Prior Approval. Supervised Persons are required to obtain prior written approval for any Gift to a “governmental official,” regardless of its value. A “governmental official” includes any officer, employee, representative, or person acting on behalf of a U.S. (federal, state, or local) or non-U.S. government, government-owned or controlled entity or business, public international organization, political party, political party official, or candidate for political office.

Note, personal political contribution and fundraising activities are governed by the Jacobs Levy Political Contribution and Activities Policy contained in this Code.

(d)	All Gifts Must be Reported. Supervised Persons are required to report all Gifts, regardless of the value, to the CCO. Gifts for which pre-approval is required are considered to have been reported upon the submission of the approval request.

(e)	Denials. If a request to accept a Gift is denied, the Supervised Person may be required to return the Gift received, donate the Gift to charity, or repay the expense for a Gift that cannot be returned or donated.

(f)	Requirement to Share Certain Gifts. Gifts of food, such as fruit baskets or holiday chocolates, received by a Supervised Person should be reported to the CCO and then given to the Receptionist to be placed in the kitchen for all staff to share and will generally not be considered a Gift provided to the particular person who received it.

(g)	Solicited Gifts are Prohibited. Supervised Persons are not permitted to use his or her position with Jacobs Levy to solicit Gifts from an existing or prospective Client, supplier, service provider, person to whom the Supervised Person refers business, or any other entity with which Jacobs Levy does or is seeking to do business.

(h)	Cash Gifts are Prohibited. Supervised Persons are not permitted to give or accept cash gifts or cash equivalents to or from an existing or prospective Client, supplier, service provider, person to whom the Supervised Person refers business, or any other entity with which Jacobs Levy does or is seeking to do business.

(i)	Gifts of Promotional Items are Excluded. Promotional items of nominal value, such as pens, mugs, bags, and sweatshirts with a logo, are generally excluded from this Policy.

IV.	Procedures Relating to Business Entertainment

(a)	Business Entertainment Given or Received Requires Prior Approval. With the prior approval of the CCO, Supervised Persons are permitted to provide or accept Business Entertainment of reasonable value, if the person or entity providing the entertainment is present and there is a bona fide business purpose for the event. If it is not practical to obtain prior approval, then such event must be reported to the CCO as soon as practical after such event.

(b)	Extravagant Business Entertainment is Prohibited. Supervised Persons are prohibited from providing or accepting extravagant or excessive Business Entertainment to or from an existing or prospective Client, supplier, service provider, person to whom the Supervised Person refers business, or any other entity with which Jacobs Levy does or is seeking to do business.

(c)	Vendor Meals at JLEM Offices. Supervised Persons are generally not permitted to accept a meal provided by a broker or other vendor in the business offices of Jacobs Levy.

V.	Reporting/Recordkeeping

In addition to the approval and reporting requirements, Supervised Persons may be asked to report previously unreported or prospective G&E on a periodic basis.

The CCO will maintain a log of any G&E approved or otherwise reported in accordance with this Policy.

Adopted: March 2006

Revised: January 2016

POLITICAL CONTRIBUTIONS AND ACTIVITIES POLICY

I.	Purpose

Jacobs Levy strictly prohibits staff from making contributions to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes. In addition, certain “pay to-play” laws and regulations have been adopted requiring the disclosure of political contributions to incumbents in public office, candidates for public office, political action committees, and political parties by employees of investment management firms that manage, or seek to manage, public money. In order to avoid any appearance of a conflict of interest, some states, including New Jersey, prohibit investment managers, whose employees have made political contributions to state or local officials or candidates, from managing money for the state or its subdivisions. Federal pay-to-play laws also impose restrictions on certain political fundraising activities by employees of investment management firms. To ensure compliance with these laws, Jacobs Levy has adopted the procedures described below.

II.	Pre-Approval and Restrictions

(a)	Political Contributions Require Pre-Approval. In order to comply with applicable pay-to-play rules, any intended contribution by a Supervised Person, his or her spouse, or any immediate family member living in the same household and to whom the Supervised Person provides material financial support, to any of the following persons or organizations must be pre-approved by the CCO:

●	An incumbent in public office or candidate (or successful candidate) for public office of any “government entity”[2] (i.e., any state, local, or non-U.S. government);

●	A political action committee (PAC); or

●	A national political party or a political party of a state or political subdivision thereof.

Note: A contribution to a candidate for federal office is not required to be pre-cleared unless such person is an incumbent of a state or local public office. For example, a contribution to the presidential campaign of a sitting state governor must be pre-cleared.

(b)	Certain Fundraising Activities Require Pre-Approval.

Pay-to-play laws prohibit certain fundraising activities, including soliciting or coordinating (i.e., collecting or forwarding): (i) political contributions from any person or political action committee (within or outside of Jacobs Levy) for a state or local office or race or (ii) payments for a political party.

If a Supervised Person or his or her spouse or immediate family member covered under this Policy wishes to engage in fundraising activities, the Supervised Person should notify the CCO, who will be responsible for making a determination whether the activities present an issue under applicable laws, rules, and regulations.

(c)	Less Obvious Examples Requiring Pre-approval. The law defines “contribution” broadly to include: (i) a monetary gift, (ii) a subscription or loan, (iii) an advance, (iv) a deposit of money, (v) payment to satisfy debts incurred in connection with an election, (vi) payments for transitional expenses or inaugural expenses of a successful candidate for state or local office or an unsuccessful candidate that at the time of the payments is a state or

2 Government entity means any U.S. State or non-U.S. government or any political subdivision of either, including any agency, authority, or instrumentality of the U.S. State, non-U.S. government or political subdivision, a plan, program or pool of assets sponsored or established by the U.S. State, non-U.S. government or political subdivision or any agency, authority or instrumentality thereof; and officers, agents, or employees of the U.S. State, non-U.S. government or political subdivision or agency, authority or instrumentality thereof, acting in their official capacity.

local official, and (vii) anything of value. Activities that could constitute “fundraising” are equally broad and may occur at a formal event organized and classified as a fundraiser for a particular candidate or on an unplanned basis in an informal setting.

Below are examples of some less obvious activities that would require pre-approval:

●	Attending a campaign event that requires or involves a cash or a non-cash donation; or

●	Hosting, sponsoring or organizing an event for an incumbent or candidate (such as a meet and greet dinner at a restaurant or a personal residence); or

●	Donating resources or facilities to an incumbent or candidate, such as use of a conference room, office computers, or personal residence; or

●	Assuming a role with an organization (such as a director on a board) that regularly engages in political fundraising and endorses state and/or local candidates for office; or

●	Volunteering for a political campaign.

(d)	Exceptions for 501(c)(4) Organizations. 501(c)(4) organizations, which are operated exclusively for the promotion of “social welfare”, such as civics and civics issues, are not covered under this Policy. Therefore, contributions to such organizations are not required to be pre-approved by the CCO.

Note: A 501(c)(4) may have an affiliated PAC. A proposed contribution to the 501(c)(4)’s affiliated PAC is not within this exception and must be pre-approved consistent with the procedures described above.

(e)	Supervised Persons are Prohibited from Circumventing this Policy or Improperly Influencing a Public Official. Under no circumstances may a Supervised Person circumvent this Policy by indirectly making a political contribution or engaging in fundraising through his or her advisors, family members, or any other persons affiliated with the Supervised Person. In addition to the specific prohibitions set forth above, Supervised Persons are prohibited from engaging in any activity, whether or not listed above, that is for the purpose of improperly influencing a public official or candidate to obtain or retain Jacobs Levy’s engagement as an investment adviser for a public plan client.

III.	Approvals/Reporting/Recordkeeping

Supervised Persons should seek pre-approval for political contributions using the attached Political Contribution Pre-Clearance Form, Attachment B. Such contributions will typically be approved absent special circumstances, such as if (i) there is an actual or potential conflict of interest, or any appearance of a conflict of interest, (ii) the contribution is prohibited by law or regulation, or (iii) the contribution could prevent Jacobs Levy from accepting an engagement to manage money for a potential client.

To the extent practicable, the CCO will seek to protect the confidentiality of all information regarding the proposed contribution and activities. Note that Jacobs Levy may be required to disclose publicly certain information about political contributions, including the name of the contributor and the recipient, and the date and amount of the contribution. Supervised Persons may be asked to certify on a periodic basis that they have complied with this Policy. The CCO will maintain a record of all pre-approval requests.

Adopted: December 2010

Revised: January 2016

ATTACHMENT A

PRECLEARANCE FORM
FOR TRANSACTIONS IN PERSONAL ACCOUNTS

This Preclearance Form must be completed prior to engaging in any personal transaction covered by the Jacobs Levy Code of Ethics.

Investment Information

Issuer (Name and Ticker or Other Identifier):  _________________________________

Asset Class (please check):

Common Equity	ETF/Closed End Fund	Muni Bond
Preferred Equity	Corp. Bond	Other

Equity/ETF/Closed End Fund Investments:

Number of Shares     ______________________

Debt Investments:

Face Amount           _________________        Interest Rate         ___________________       Maturity Date         _________________

Transaction Information

Transaction Type (please check):

Purchase	Sale	Short Sale	Short Cover

Estimated Trade Date:	Estimated Price:

Broker/Dealer firm:	Name of Individual Broker (if any):

QUESTION (please complete)	YES	NO
Is the investment a security on the “Restricted Security” List?
Is the investment an initial public offering?
Is the investment a private placement or investment opportunity of limited availability?

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect until the closing time on the principal market on which the security is traded on the date of the Chief Compliance Officer’s (or designee's) signature.

Name (please print)

Signature	Date

Disposition of Preclearance Request

Approved:	Reviewing Compliance Officer:

Denied:	Date:

ATTACHMENT B

POLITICAL CONTRIBUTION
PRE-CLEARANCE FORM

It is each staff member’s responsibility to ensure that all contributions comply with applicable state, local and non-U.S. laws, rules and regulations, including contribution limits imposed by such laws, rules, and regulations.

Name of Staff Member:

Name of Incumbent, Candidate, Political Action Committee or Political Party:

Name of person making the contribution (if other than the staff member):

Office held by the Incumbent and/or sought by the Candidate (if applicable):

Proposed contribution amount (dollar value):

Date:	Signature of Staff Member:

******************************************************************************************************************************************************************************************************************************************************

Compliance Officer Use Only

______ Approved	_______ Not Approved

Person Approving:

Date:

Notes: